EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Joint Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of our report dated January 31, 1998, relating to the consolidated financial statements of ComSouth Bankshares, Inc., which report is included on page 2 of Anchor Financial Corporation's Current Report on Form 8-K dated January 29, 1999, and our report dated January 31, 1998, which appears after page 16 of ComSouth Bankshares,Inc.'s Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


/s/J.W. HUNT AND COMPANY, LLP
-----------------------------
J.W. HUNT AND COMPANY, LLP


Columbia, South Carolina
February 3, 1999